UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
May 15, 2007
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California		92121

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 15, 2007, the Board of Directors of Halozyme Therapeutics, Inc. (the “Company”), pursuant to the Nevada Revised Statutes and the Bylaws of the Company, approved an increase in the authorized size of the Company’s Board of Directors from seven (7) directors to nine (9) directors, designating one of the newly created vacancies as a Class I directorship and the other newly created vacancy as a Class II directorship. On the same date, the Board elected Kathryn Falberg to fill the newly created vacancy on the Board as a Class I director and Randal J. Kirk to fill the newly created vacancy on the Board as a Class II director. Ms. Falberg is expected to serve as a member of the Company’s Audit Committee subject to her formal appointment to that committee. Mr. Kirk will serve as a member on the Company’s Nominating and Governance Committee. In connection with Mr. Kirk’s and Ms. Falberg’s appointment, each will receive the compensation and benefits payable to a non-employee director serving as a director and committee member, pursuant to the Company’s outside director compensation policy.
     Mr. Kirk is currently the Company’s largest stockholder and he is an affiliate of New River Management V, LP (“New River”). The Company entered into a definitive stock purchase agreement with New River on April 23, 2007, under which it will sell 3,500,000 shares of its common stock to New River. The transaction is currently pending and closing will occur upon the satisfaction of certain closing conditions set forth in the purchase agreement. The Company will receive gross proceeds of $32,095,000 from the transaction with New River.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On May 15, 2007, the Board of Directors of the Company, pursuant to the Nevada Revised Statutes and the Bylaws of the Company, approved an amendment to the Company’s Bylaws increasing the authorized size of the Company’s Board of Directors from seven (7) directors to nine (9) directors. The text of the revised language is attached to this Form 8-K as Exhibit 99.1. No other terms of the Bylaws were amended or revised.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Revised Section 3.2 to Amended and Restated Bylaws.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.

May 16, 2007	By:	/s/ David A. Ramsay David A. Ramsay
Secretary and Chief Financial Officer